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Exhibit 10.4

THIRD AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

        THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (as from time to time amended in accordance with the provisions hereof, this "Agreement"), is entered into as of this 31st day of December, 2003 by and between FRANCIS D. JOHN, residing at                        , Solebury, Pennsylvania 18963 (the "Executive"), and KEY ENERGY SERVICES, INC., a Maryland corporation (the "Company") with executive offices at 400 South River Road, New Hope, Pennsylvania 18938 (the "Current Executive Office Location").

RECITALS

        A.    The Company and the Executive previously entered into the Second Amended and Restated Employment Agreement dated as of October 16, 2001, as amended through the date hereof (the "2001 Employment Agreement"), pursuant to which the Executive serves as Chairman of the Board, President and Chief Executive Officer of the Company.

        B.    The Company has informed the Executive that the Company wishes to hire a new Chief Operating Officer and to give such person the additional title of "President."

        C.    If the Company were to remove the Executive as President of the Company, such removal would give the Executive the grounds to terminate his employment under the 2001 Employment Agreement for "Good Reason" (as defined therein).

        D.    In recognition of the fact that the members of the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board") are of the view that obtaining a commitment from the Executive to continue to serve in his capacities as Chairman of the Board and Chief Executive Officer of the Company until December 31, 2006 is essential to the continued growth and success of the Company and is in the best interests of the Company and its shareholders, the Company desires to amend and restate the 2001 Employment Agreement and continue to retain the services of the Executive as Chairman of the Board and Chief Executive Officer of the Company pursuant to the terms and conditions hereinafter set forth effective as of January 1, 2004 (the "Commencement Date").

        E.    The Executive is willing to amend and restate the 2001 Employment Agreement and to continue to serve in such capacities pursuant to the terms and conditions hereinafter set forth effective as of the Commencement Date.

AGREEMENT

        NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1.    Employment; Term.

        (a)   Effective as of the Commencement Date, the 2001 Employment Agreement shall be terminated and shall be of no further force or effect except for the Company's obligations (i) to make any payments to the Executive under Section 2 thereof for services rendered and expenses incurred prior to the Commencement Date, including, without limitation, in respect of bonuses due for periods ending on or prior to December 31, 2003, (ii) to make any payments to the Executive under benefit plans for expenses incurred prior to the Commencement Date and (iii) pertaining to any options or other equity incentives previously granted to the Executive. The Company hereby agrees to employ the

Executive, and the Executive hereby accepts employment by the Company, as the Company's Chairman of the Board and Chief Executive Officer, such employment to commence as of the Commencement Date, and to continue until the close of business on December 31, 2006, subject to extension as provided in this Section 1(a), unless sooner terminated in accordance with Section 5(b) hereof (the "Initial Employment Period"). On each December 31, commencing with December 31, 2006, the term of the Executive's employment hereunder shall be automatically extended for an additional twelve (12) months unless either (x) the Company shall have given written notice to the Executive that such automatic extension shall not occur (a "Company Nonrenewal Notice"), which notice shall have been given no later than the September 15 immediately preceding the relevant December 31 or (y) the Executive shall have given written notice to the Company that such automatic extension shall not occur (an "Executive Nonrenewal Notice"), which notice shall have been given no later than the October 1 immediately preceding the relevant December 31. The Initial Employment Period, together with any such extensions, until terminated in accordance with the terms hereof, is referred to herein as the "Employment Period."

        (b)   The Executive currently serves as a director on the Board, and as a director, the President or a Vice President of each material domestic Subsidiary (as defined in Section 16 hereof), and the Executive hereby agrees to continue in such positions.

        (c)   The Executive shall have the responsibilities, duties and authority commensurate with his positions as the Chairman of the Board and Chief Executive Officer of the Company, including, without limitation, the general supervision and control over, and responsibility for, the general management and operation of the Company and its Subsidiaries, subject, however, to the supervision of the Board insofar as such supervision is required by the Maryland General Corporation Law, and the Company's Articles of Incorporation and By-Laws. Such responsibilities, duties and authority shall not be expanded or contracted without the express consent of the Executive. The Executive will report only to the Board.

        (d)   The Executive will devote his full time and his reasonable best efforts to the business and affairs of the Company and its Subsidiaries; provided, however, that nothing contained in this Section 1 shall be deemed to prevent or limit the Executive's right to: (i) make investments in the securities of any publicly-owned corporation; or (ii) make any other investments with respect to which he is not obligated or required to, and to which he does not in fact, devote substantial managerial efforts which materially interfere with his fulfillment of his duties hereunder; or (iii) to continue to serve on boards of directors on which he currently serves and to serve in such other positions with non-profit and for-profit organizations as to which the Board may from time to time consent, which consent shall not be unreasonably withheld, delayed or conditioned.

        (e)   The Executive may perform his duties at the Current Executive Office Location (the Current Executive Office Location and any substitute therefor specified by the Board being referred to elsewhere herein as the "Executive Office Location") or at such other locations as the Executive may from time to time in his sole discretion determine. Subject to Section 5(b)(vi) hereof and the other provisions hereof related thereto, the Executive Office Location may be changed by the Board, in which event (if the Executive does not terminate his employment hereunder pursuant to said Section 5(b)(vi)) the Company will pay moving, temporary living and other expenses in connection with the Executive's relocation from his present primary residence to a location in proximity to such new Executive Office Location, including, without limitation, the following, and will pay to the Executive the bonus specified in clause (vii) below: (i) the excess, if any, of (A) the Executive's aggregate tax basis in his primary residence at the time of its sale over (B) the proceeds realized by the Executive from such sale net of all fees and expenses incurred in connection with such sale (other than such fees and expenses described in clause (ii) of this sentence), (ii) all realtor fees and closing costs incurred in connection with the sale of the Executive's primary residence, (iii) closing costs incurred in connection with the purchase of the Executive's new primary residence in the vicinity of the new Executive Office

Location, (iv) costs incurred to pack, transport, unpack, and insure the Executive's household furnishings and effects to his new primary residence, (v) fees for connecting utilities in his new primary residence, (vi) costs for trips to look for a new residence as well as up to six (6) months of temporary housing, and (vii) a cash bonus calculated to pay all of the federal, state and local income and payroll taxes which the Executive will incur, if any, as a result of (A) the Company's reimbursement of the preceding expenses and (B) the amount of such bonus (that is, a "gross-up" bonus).

2.    Salary; Bonuses; Expenses.

        (a)   During the Employment Period, the Company will pay a salary to the Executive, payable in substantially equal installments in accordance with the Company's existing payroll practices, but no less frequently than biweekly, at the annual rate of Eight Hundred Seventy-Five Thousand Dollars ($875,000) per year (the "Base Salary"). The Company will review the Base Salary on a yearly basis promptly following the end of each Fiscal Year of the Company (a "Fiscal Year" of the Company being the twelve-month period beginning each January 1) to determine if an increase is advisable, and the Base Salary may be increased but not decreased at the discretion of the Board or the Compensation Committee, taking into account, among other factors, the Executive's performance and the performance of the Company.

        (b)   For each six-month or other applicable period commencing on January 1, 2004 and thereafter, the Executive shall be eligible to participate in all of the Company's cash performance compensation plans (collectively, the "Performance Cash Compensation Plans") for the Company's executives providing for the payment of cash bonuses or other cash incentives payable upon the achievement of goals set forth in the Company's strategic plan as developed by the Compensation Committee after consultation with the Executive, payable in accordance with the provisions thereof. The performance goals for the Performance Cash Compensation Plan will be based on objective criteria specified in good faith in advance by the Compensation Committee after consultation with the Executive, and, if such criteria are achieved, the minimum annual cash bonus to which the Executive shall be entitled pursuant to this Section 2(b) shall be equal to 100% of the Base Salary (for example, if the bonus is earned with respect to a six-month period, the bonus will be 50% of the Base Salary). Each bonus determined in accordance with this Section 2(b) is referred to herein as a "Specified Bonus."

        (c)   The Executive shall also receive such bonuses other than pursuant to the Performance Cash Compensation Plans in such amounts and at such times as the Compensation Committee in its discretion determines are appropriate to recognize extraordinary performance by the Executive or the Company or extraordinary actions by the Company, which shall include, without limitation: (i) the acquisition of the stock or assets, or the merger or consolidation with or into, another company or other entity; (ii) the acquisition or sale of a division or divisions of the Company; (iii) the acquisition or sale of a Subsidiary or Subsidiaries, or the acquisition or sale of the Company; (iv) financings or refinancings, debt or equity, relating to the Company or any of its Subsidiaries; (v) restructurings, recapitalizations, reorganizations or other similar events relating to the Company or any of its Subsidiaries; or (vi) any other event relating to the Company or any of its Subsidiaries that is outside of the ordinary course of business and material to the Company or any of its Subsidiaries. Any bonus paid to the Executive pursuant to this Section 2(c) is referred to herein as a "Special Bonus".

        (d)   In 2001, pursuant to the 2001 Employment Agreement and in connection with the conversion of a previously earned performance-based incentive loan program, the Company paid to the Executive an extraordinary bonus (the "Retention Incentive Bonus") in the amount of $13,079,662, the proceeds of which were used solely to repay the principal of, and all accrued and unpaid interest on, certain loans made by the Company to the Executive in prior years and to pay all taxes due on the payment of the Retention Incentive Bonus. In the event that, prior to June 30, 2011, the Executive's employment is terminated pursuant to Section 5(b)(i), Section 5(b)(ix) or Section 5(b)(x) hereof (it being understood that an Executive Nonrenewal Notice or notice of an Executive Voluntary Termination that is intended to be effective on or after June 30, 2011 is not such a termination), then the Executive shall, on or before the date which is sixty (60) days after the effective date of such termination, pay to the Company an amount equal to the percentage of the Retention Incentive Bonus specified in the table below with respect to such effective date:

Effective Date of Termination	Percentage of Retention Incentive Bonus to be Returned to the Company
Prior to June 30, 2004	80%
On and after June 30, 2004 and prior to June 30, 2005	70%
On and after June 30, 2005 and prior to June 30, 2006	60%
On and after June 30, 2006 and prior to June 30, 2007	50%
On and after June 30, 2007 and prior to June 30, 2008	40%
On and after June 30, 2008 and prior to June 30, 2009	30%
On and after June 30, 2009 and prior to June 30, 2010	20%
On and after June 30, 2010 and prior to June 30, 2011	10%
On and after June 30, 2011	0%;

provided, however, that, for purposes of this Section 2(d), the Executive shall not be deemed to have been terminated pursuant to Section 5(b)(i) hereof unless and until a court of competent jurisdiction has found, in a final and nonappealable decision, that there was, in fact, clear and convincing evidence that the Cause specified by the Board in connection with such termination actually existed.

3.    Equity Incentives.

        (a)   The Company acknowledges that the Executive has previously been awarded, or may in the future be awarded, stock options, restricted stock grants, deferred stock or other equity-based incentives (collectively, "Equity-Based Incentives") that are either fully vested or not fully vested, as the case may be, and the Company reaffirms herein its contractual commitments in the agreements awarding such Equity-Based Incentives. Except as otherwise modified by the terms of this Agreement, the terms of the agreements pertaining to such outstanding Equity-Based Incentives shall continue to apply and be construed so as not to change or modify any rights of the Executive set forth therein.

        (b)   For each Fiscal Year beginning on or after January 1, 2004, the Executive shall be eligible to participate in grants of Equity-Based Incentives made to the Company's executives. The amount and terms of such grants will be specified in good faith by the Compensation Committee after consultation with the Executive. The Equity-Based Incentives granted to the Executive during each Fiscal Year are referred to herein as the "Annual Equity Incentive Grant."

        (c)   The Company agrees, so long as the Company shall be subject to the reporting requirements of Section 13 or 15(d) (or any successor provision) of the 1934 Act, it shall use its reasonable best efforts to cause to become effective a registration statement on Form S-3 or S-8 (or a successor form), and to maintain the effectiveness of such registration statement, such that any issuance of stock by the

Company to the Executive (or his permitted assignee) pursuant to any Annual Equity Incentive Grant or otherwise shall be registered under the Securities Act of 1933, as amended (or any successor provision).

4.    Benefit Plans; Vacations.    In connection with the Executive's employment hereunder, he shall be entitled during the Employment Period (and thereafter to the extent provided in Section 5(g) hereof) to the following additional benefits:

        (a)   At the Company's expense, the Executive shall be entitled to such fringe benefits, including, without limitation, group medical and dental, life, executive life, accident and disability insurance and retirement plans and supplemental and excess retirement benefits, as the Company may provide from time to time for its senior management, but, in any case, at least the benefits described on Schedule A hereto.

        (b)   The Executive shall be entitled to no less than the number of vacation days in each Fiscal Year determined in accordance with the Company's vacation policy as in effect from time to time, but in any event no less than thirty (30) business days in any Fiscal Year (prorated in any Fiscal Year during which he is employed hereunder for less than the entire Fiscal Year in accordance with the number of days in such Fiscal Year in which he is so employed), provided that such 30 business day period shall be increased by a number of days equal to the excess, if any, of 30 business days over the number of business days taken by the Executive as vacation during the immediately preceding Fiscal Year. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its executives.

        (c)   The Company acknowledges that a substantial amount of the business travel undertaken by the Executive is done by means of his driving himself or being driven in an automobile. The Company shall lease or purchase one automobile for the Executive substantially similar to the automobile currently leased for the Executive and shall pay all expenses, including but not limited to insurance, repair and maintenance, incurred by the Executive in connection with the use of the automobile during the Employment Period. In addition, if the Executive, in his sole discretion, deems it necessary or desirable for security, safety, efficiency or other reasons, the Executive shall have the authority to contract for the services of a car and driver, the cost of which shall be paid or reimbursed by the Company.

        (d)   The Company will pay the reasonable fees for personal (i) financial advisory, counseling, accounting and related services, (ii) legal advisory or attorneys' fees and related expenses and (iii) income tax return preparation and tax audit services, all as reasonably requested by the Executive, provided by certified public accountants and tax attorneys acceptable to him.

        (e)   The Executive is authorized to incur and shall be reimbursed by the Company for all expenses, including, but not limited to travel, lodging, meal and other expenses, in each case as chosen and determined by him in his sole discretion, incurred by him in carrying out his duties hereunder, including, without limitation, in connection with his travel to and from, and the performance of services by him at, the Company's offices. The Company shall pay or reimburse the expenses for the Executive to be able to perform his duties hereunder from his home or any other location from time to time chosen by the Executive, including, without limitation, the expenses of administrative assistants. In addition, if the Executive, in his sole discretion, deems it necessary or desirable for security, safety, efficiency or other reasons, the Executive shall have the authority to contract for the services of a private aircraft for travel related, directly or indirectly, to the Executive's carrying out his duties hereunder, the cost of which shall be paid or reimbursed by the Company.

        (f)    The Executive shall be entitled to participate in all other Company benefit plans, as well as any supplemental benefit or perquisite plans, as the Company may provide from time to time for its senior executives, on a basis commensurate with his position. The Executive, to the extent he is otherwise eligible, shall also be entitled to participate in all group insurance programs or other fringe benefit plans which the Company may from time to time in its sole and absolute discretion make available generally to its personnel, or for personnel similarly situated, but the Company shall not be required to establish or maintain any such program or plan except as may be otherwise expressly provided herein.

        (g)   The Company shall pay all membership and usage costs, including, without limitation, all initiation and membership fees and expenses and all other expenses, fees, dues, assessments and other costs (including any bond requirement), for the Executive to become, remain a member of and use any one private country club or golf club and one wellness facility, all as may from time to time be specified by the Executive.

        (h)   The Executive shall, after taking into account any taxes on reimbursements or other benefits, be kept whole with respect to each reimbursement or other benefit referred to in this Section 4 (other than those referred to in Sections 4(b) hereof). Accordingly, to the extent the Executive is taxed on any such reimbursements or benefits, the Company shall pay the Executive, in connection therewith, an amount which, after all taxes incurred by the Executive on payments pursuant to this Section 4(h), shall equal the amount of the taxes on the reimbursement or benefit being provided.

5.    Termination, Change in Control and Reassignment of Duties.

        (a)   As used herein:

            (i)  The term "Cause" shall mean any of the of the following:

    (A)
    the willful and continued (after a reasonable period following such demand) failure by the Executive to substantially perform his duties hereunder (other than (I) any such willful or continued failure resulting from his incapacity due to physical or mental illness or physical injury or (II) any such actual or anticipated failure after the issuance of a notice of termination by the Executive pursuant to Section 5(b)(vi), (vii) or (viii)), after written demand for substantial performance is delivered by the Company to the Executive that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties;

    (B)
    the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or

    (C)
    the conviction of the Executive of a felony by a court of competent jurisdiction in a judgment which has become final and nonappealable if such conviction would render it impossible for the Executive to perform his obligations hereunder or if the reputation of the Company would be materially damaged by the continuance of the Executive's employment hereunder.

  For purposes of this definition, no act, or failure to act, on the part of the Executive shall be considered "willful" unless done or omitted to be done by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Company.

           (ii)  The term "Change in Control" shall have the meaning ascribed to such term in Schedule B hereto.

          (iii)  The term "Executive's Death" shall mean the death of the Executive.

          (iv)  The term "Executive's Disability" shall mean the Executive's becoming totally and permanently disabled during the Employment Period so that he is unable to perform his obligations hereunder by reasons involving physical or mental illness or physical injury (A) for a period of ninety (90) consecutive days, or (B) for an aggregate of one hundred fifty (150) days (whether or not consecutive) during any period of twelve (12) consecutive months.

           (v)  The term "Final Average Compensation" means the sum of

    (A)
    the Base Salary in effect immediately prior to the date of termination, plus

    (B)
    the greater of (x) the Base Salary in effect immediately prior to the date of termination or (y) the average of aggregate of all Specified Bonuses awarded to the Executive pursuant to Section 2(b) hereof during each of the three Fiscal Years preceding the date of termination, plus

    (C)
    the greater of (x) $250,000 or (y) the average of the aggregate of all Special Bonuses awarded to the Executive pursuant to Section 2(c) of this Agreement during each the three Fiscal Years preceding the date of termination;

  provided, however, that in no event shall the Retention Incentive Bonus be included in the computation of Final Average Compensation.

          (vi)  The term "Good Reason" shall mean any of the following:

    (A)
    failure by the Board to nominate the Executive for election to the Board at any time such nominations are made, or failure of the stockholders of the Company to elect the Executive to the Board, or failure of the Board to elect the Executive as Chairman of the Board and Chief Executive Officer of the Company, or failure by the Board of Directors or stockholders of any Subsidiary to elect the Executive to such Board of Directors or other executive office as may be requested by the Executive from time to time, or removal of the Executive from the Board, the Board of Directors of a Subsidiary or any such office of the Company or of a Subsidiary, provided that such failure or removal is not in connection with a termination of the Executive's employment hereunder for Cause in accordance with Section 5(b)(i) hereof, and provided further that any notice of termination hereunder shall be given by the Executive within ninety (90) days of such failure or removal;

    (B)
    material change by the Company in the Executive's authority, functions, duties or responsibilities as Chairman of the Board and Chief Executive Officer of the Company (including, without limitation, material changes in the control or structure of the Company) which would cause his position with the Company to become of less responsibility, importance, scope or dignity than his position as of the Commencement Date, provided that (I) such material change is not in connection with a termination of Executive's employment hereunder for Cause in accordance with Section 5(b)(i) hereof, (II) such material change is not made in accordance with Section 5(c)(ii) hereof following a termination of Executive's employment pursuant to Section 5(b)(iv) or (x) hereof, (III) such material change is not made in accordance with Section 5(b)(ii) hereof pertaining to disability, including without limitation the time period restrictions applicable thereunder, and (IV) any notice of termination hereunder shall be given by the Executive within ninety (90) days of when the Executive becomes aware of such change;

    (C)
    failure by the Company to comply with any provision of Section 1, 2, 3, 4 or 8 of this Agreement, which has not been cured within fifteen (15) days after notice of such noncompliance has been given by the Executive to the Company, provided that no such opportunity for cure need be given if there has been a previous failure described in this clause (C) in the twelve months immediately preceding such failure, and provided, further, that any notice of termination hereunder shall be given by the Executive within ninety (90) days after the end of such fifteen (15) day period or such failure (as applicable);

    (D)
    failure by the Company to obtain an assumption of this Agreement by a successor in accordance with Section 14 hereof unless payment or provision for continuation of benefits under this Agreement have been made in a manner permitted by this Section 5;

    (E)
    any change by the Company of the Executive Office Location from the Current Executive Office Location to another location more than ten (10) miles from the Current Executive Office Location, provided that any notice of termination hereunder shall be given by the Executive within ninety (90) days of such change; or

    (F)
    any purported termination by the Company of the Executive's employment which is not effected in accordance with the terms of this Agreement, including without limitation pursuant to a notice of termination not satisfying the requirements set forth herein (and for purposes of this Agreement no such purported termination by the Company shall be effective), which has not been cured within ten (10) days after notice of such nonconformance has been given by the Executive to the Company, provided that no such opportunity for cure need be given if there has been a previous purported termination described in this clause (F) in the twelve months immediately preceding such purported termination, and provided, further any notice of termination hereunder shall be given by the Executive within thirty (30) days of receipt of notice of such purported termination.

        (b)   The Executive's employment under this Agreement may be terminated as follows and in no other way:

            (i)  The Company may terminate the Executive's employment under this Agreement at any time for Cause; provided, however, that the Executive's employment shall not be deemed to have been terminated for Cause pursuant to this Section 5(b)(i) unless (x) notice shall have been given to him setting forth in reasonable detail the reasons for the Company's intention to terminate for Cause; (y) an opportunity shall have been provided for the Executive, together with his counsel, to be heard before the Board; and (z) delivery shall have been made to the Executive of a notice of termination from the Board finding that in the good faith opinion of a majority of the Board (excluding the Executive) he was guilty of conduct constituting "Cause" and specifying the particulars thereof in detail.

           (ii)  The Company may terminate the Executive's employment under this Agreement at any time for the Executive's Disability; provided, however, that Board must give notice of such termination within sixty (60) days after the expiration of applicable period for determining the Executive's Disability, said termination to be effective ten (10) days after written notice to the Executive. During any period that the Executive's Disability has not yet been determined and the Executive is totally disabled such that he is unable to perform his obligations hereunder by reason involving physical or mental illness or physical injury, as determined by a physician chosen by the Company and reasonably acceptable to the Executive (or his legal representative), the Company may reassign the Executive's duties hereunder to another person or other persons, provided that if the Executive shall again be able to perform his obligations hereunder, all such duties shall again be the Executive's duties. The cost of any examination by such physician shall be borne by the Company. Any such reassignment shall not be a termination of employment and in no event shall such reassignment reduce the Company's obligations to make salary, bonus and other payments to the Executive and to provide other benefits to him under this Agreement during his employment.

          (iii)  The Company may terminate the Executive's employment under this Agreement by giving a Company Nonrenewal Notice in accordance with Section 1(a) hereof.

          (iv)  The Company may terminate the Executive's employment under this Agreement at any time other than pursuant to Sections 5(b)(i), (ii) or (iii) hereof; provided, however, that if the Company desires to terminate the Executive's employment pursuant to this Section 5(b)(iv) (a

  "Company Voluntary Termination"), it shall give the Executive not less than ninety (90) days' prior written notice of such termination.

           (v)  The Executive's employment under this Agreement shall be automatically terminated upon the Executive's Death.

          (vi)  The Executive may terminate his employment under this Agreement at any time for Good Reason effective upon his giving notice to the Company of such termination setting forth in reasonable detail the reasons for the Executive's intention to terminate for Good Reason.

         (vii)  The Executive may terminate his employment under this Agreement at any time following but prior to the date which is one year after the occurrence of a Change in Control, effective upon his giving notice to the Company of such termination.

        (viii)  The Executive may terminate his employment under this Agreement at any time, effective upon his giving notice to the Company of such termination, if it becomes probable that Executive Disability will occur, provided that he has obtained a written statement from a qualified doctor to such effect.

          (ix)  The Executive may terminate his employment under this Agreement by giving an Executive Nonrenewal Notice in accordance with Section 1(a) hereof.

           (x)  The Executive may terminate his employment under this Agreement at any time other than pursuant to Sections 5(b)(vi), (vii), (viii) or (ix) hereof; provided, however, that if the Executive desires to terminate his employment pursuant to this Section 5(b)(x) (an "Executive Voluntary Termination"), he shall give the Company not less than ninety (90) days' prior written notice of such termination.

In the event that the Executive's employment hereunder terminates: (x) for any reason within one year of a Change in Control, then such termination shall be conclusively deemed to have been occurred pursuant to Section 5(b)(vii) hereof for all purposes of this Agreement; (y) for any reason after the Company has given a notice pursuant to Section 5(b)(iii) or (iv) hereof or the Executive has or could have given a notice pursuant to Section 5(b)(vi) hereof, then such termination shall be conclusively deemed to have occurred pursuant to such Section 5(b)(iii), (iv) or (vi) hereof, as applicable, for all purposes of this Agreement

        (c)    Effect of Termination.

            (i)  Upon termination of the Executive's employment hereunder pursuant to Section 5(b) hereof, then, effective upon the date such termination is effective, he will be deemed automatically to have resigned from all positions as an officer and Director of the Company and of any of its Subsidiaries, except as the parties (or with respect to positions with a Subsidiary, the Executive and the Subsidiary) may otherwise agree.

           (ii)  In the event that either the Company gives the Executive notice of a Company Voluntary Termination or the Executive gives the Company notice of an Executive Voluntary Termination, then for the purpose of effecting a transition during the ninety (90) day notice period of the management of the Company from the Executive to another person or persons, during such period the Company may reassign the Executive's duties hereunder to another person or other persons. Such reassignment shall not reduce the Company's obligations hereunder to make salary, bonus and other payments to the Executive and to provide other benefits to him during the remainder of his employment, including without limitation the use of his office and secretarial services during the remainder of his employment.

        (d)   In the event of any termination of the Executive's employment under this Agreement for any reason, the Executive (or his estate) shall be paid such portion of his Base Salary and bonuses as he has accrued (including without limitation as provided below) by virtue of his employment during the period prior to termination and has not yet been paid, together with any amounts for expense reimbursement and similar items which have been properly incurred in accordance with the provisions hereof prior to termination and have not yet been paid. Such amounts shall be paid within ten (10) days of the date his employment hereunder terminates. The amount due to the Executive (or his estate) under this Section 5(d) in payment of any bonus, including without limitation any Specified Bonus and/or Annual Equity Incentive Grant, shall be a proportionate amount of the bonus or award of Equity-Based Incentives (as applicable) that would next be payable or awardable to him and would otherwise have been due to the Executive if such termination had not occurred and such bonus or Equity-Based Incentives (as applicable) had been fully earned, and which proportion shall be based on the number of elapsed days in the applicable bonus period prior to the termination date and in which the termination date occurs. If and to the extent the Executive has any accrued vacation days that he has not then taken as vacation, he shall be compensated for such unused vacation days in an amount equal to the number of such days multiplied by Base Salary then in effect divided by 255.

        (e)   In addition to all other amounts payable to the Executive hereunder:

            (i)  In the event the Executive's employment hereunder is terminated pursuant to Section 5(b)(iii), (iv), (vi) or (vii) hereof, the Executive shall be entitled to severance compensation in an aggregate amount equal to three times the Final Average Compensation, payable in a lump sum on the date such termination occurs.

           (ii)  In the event the Executive's employment hereunder is terminated pursuant to Section 5(b)(ii) or (viii) hereof, the Executive shall be entitled to severance compensation in an aggregate amount equal to three times the Final Average Compensation, reduced by a good faith estimate of the aggregate amount of any Company-paid disability insurance proceeds which will be actually paid to the Executive or for his benefit during the three years immediately following such termination, payable in a lump sum on the date such termination occurs.

          (iii)  In the event the Executive's employment hereunder is terminated to Section 5(b)(i), (v), (ix) or (x) hereof, the Executive shall not be entitled to any additional severance compensation pursuant to this Section 5(e).

        (f)    Effect of Termination or Change in Control upon Equity Compensation.    Subject in all cases to Section 5(f)(iv) hereof:

            (i)  In the event the Executive's employment hereunder is terminated pursuant to Section 5(b)(ii), (iii), (iv), (v), (vi), (vii) or (viii) hereof, then, effective upon the date such termination is effective, all Equity-Based Incentives held by the Executive (or his assignee) entitling the Executive (or his assignee) to purchase securities of the Company shall, notwithstanding any contrary provision in the agreement or plan pursuant to which such Equity-Based Incentives were granted, become fully vested and all such Equity-Based Incentives shall become exercisable as of such date and shall remain exercisable until the final stated expiration date of such Equity-Based Incentives.

           (ii)  In the event the Executive's employment hereunder is terminated pursuant to Section 5(b)(i), (ix) or (x) hereof, then, effective upon the date such termination is effective, all Equity-Based Incentives not previously vested shall be forfeited, unless there shall be a contrary provision in the agreement or plan pursuant to which such Equity-Based Incentives were granted.

          (iii)  In the event of a Change in Control while the Executive is employed, and whether or not the Executive's employment hereunder is subsequently terminated, then, as of the date immediately prior to the date such Change in Control shall occur, all Equity-Based Incentives held by the Executive (or his assignee) shall, notwithstanding any contrary provision in the agreement or plan pursuant to which such Equity-Based Incentives were granted, become fully vested and all such Equity-Based Incentives shall become exercisable as of such date and shall remain exercisable until the final stated expiration date of such Equity-Based Incentives as set forth in the pertinent agreement.

          (iv)  Notwithstanding the preceding terms and provisions of this Section 5(f), (A) in the event of a conflict between such preceding terms and provisions and any other terms and provisions governing any Equity-Based Incentives granted under the 2003 Plan held (now or in the future) by the Executive (including, without limitation, the terms and provisions contained in the 2003 Plan and/or agreements and/or resolutions relating to such Equity-Based Incentives), such other terms and provisions shall control, and (B) if an Equity-Based Incentive (including, without limitation, a grant of restricted stock or deferred stock) does not by its terms require any exercise, no requirement of exercise shall be implied from the preceding terms and provisions of this Section 5(f).

        (g)   Continuation of Benefits, etc.

            (i)  Subject to the provisions of Section 5(g)(ii) hereof, in the event the Executive's employment hereunder is terminated pursuant to Section 5(b)(ii), (iii), (iv), (vi), (vii) or (viii) hereof:

    (A)
    The Executive (or his family, as applicable) shall continue to be entitled to the benefits that the Executive was receiving or to which the Executive was entitled, as of the date immediately preceding the applicable termination date, pursuant to Section 4 hereof (except for the benefits described in Section 4(b) hereof, the last sentence of Section 4(c) hereof and Sections 4(e) and 4(h) hereof) at the Company's expense for a period of time following the termination date ending on the first to occur of (I) the third anniversary of the date such employment terminated or (II) the date on which the Executive commences full-time employment by another employer, but only if and to the extent the Executive is eligible to receive through such other employer benefits which are at least equivalent on an aggregate basis to those benefits the Executive was receiving or to which the Executive was entitled under Section 4 hereof as of the date immediately preceding such date of termination. If, because of limitations required by third parties or imposed by law, the Executive cannot be provided such benefits through the Company's plans, then the Company will provide the Executive (or his family, as applicable) with substantially equivalent benefits, on an aggregate basis, at the Company's expense. For purposes of the determination of any benefits which require a particular period of employment by the Company and/or the attainment of a particular age while employed by the Company in order to be payable, the Executive shall be treated as having continued in the employment of the Company during such period of time as the Executive (or his family, as applicable) is entitled to receive benefits under this Section 5(g). At such time as the Company is no longer required to provide the Executive with life insurance, the Executive shall be entitled at the Company's expense to obtain ownership of such life insurance, except and to the extent such transfer of ownership is not available from the provider of such insurance.

    (B)
    The Executive shall be entitled, at the Company's expense for a period of time following the termination date ending on the first to occur of (A) the third anniversary of the termination date or (B) the date on which a Executive commences full-time employment by another employer, to office space at such location as the Executive may from time to time specify and secretarial services, in each case substantially commensurate with the office space and secretarial services furnished by the Company to the Executive prior to the termination date, and to be furnished executive job search and employment services by an executive employment firm of national reputation selected by the Executive and approved by the Board, which approval shall not be unreasonably withheld or delayed.

           (ii)  In the event the Executive's employment is terminated pursuant to Section 5(b)(vii) hereof or is terminated by the Company in anticipation of a Change in Control for any reason other than pursuant to Section 5(b)(i) hereof, the Company shall pay to the Executive, in lieu of providing the benefits contemplated by Section 5(g)(i) hereof, an amount in cash equal to the aggregate reasonable expenses that the Company would incur if it were to provide such benefits for a period of time following the termination date ending on the third anniversary of the termination date, which amount shall be paid in one lump sum within ten (10) days after the date of such termination.

          (iii)  With respect to any termination of the Executive's employment pursuant to Section 5(b)(v) hereof, the Executive's family shall be entitled to receive continued participation in medical and dental insurance coverage until the death of the Executive's spouse; provided that (A) if the Executive's family is precluded from continuing its participation in any such coverage, they shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which they are to participate for the period specified above, (B) the economic equivalent of any benefit forgone shall be deemed to be the lowest cost that would be incurred by the Executive's family in obtaining such benefit themselves on an individual or family (as applicable) basis, and (C) payment of such after-tax economic equivalent shall be made quarterly in advance.

        (h)    Certain Tax Consequences.

            (i)  Whether or not the Executive becomes entitled to the payments and benefits described in this Section 5, if any of the payments or benefits received or to be received by the Executive in connection with a change in ownership or control of the Company (a "Statutory Change in Control"), as defined in section 280G of the Internal Revenue Code of 1986, as from time to time in effect (the "Code"), or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Statutory Change in Control or any person affiliated with the Company or such person) (collectively, the "Severance Benefits") will be subject to any excise tax (the "Excise Tax") imposed under section 4999 of the Code, the Company shall pay to the Executive an additional amount equal to the Excise Tax, plus any amount necessary to "gross up" the Executive for additional taxes resulting from the payments to the Executive by the Company under this Section 5(h)(i) (the "Excise Tax Payment").

           (ii)  For purposes of determining whether any of the Severance Benefits will be subject to the Excise Tax and the amount of such Excise Tax:

    (A)
    all of the Severance Benefits shall be treated as "parachute payments" within the meaning of Code section 280G(b)(2) if the aggregate present value (determined as provided in Code Section 280G(d)(4)) of such Severance Benefits equals or exceeds three times the Executive's "Base Amount" (within the meaning of Code Section 280G(b)(3)), and all "excess parachute payments" within the meaning of Code section 280G(b)(1) shall be treated as subject to the Excise Tax, unless, in the opinion of Ropes & Gray LLP or other tax counsel selected by Ropes & Gray LLP and reasonably acceptable to the Executive or in the event Ropes & Gray LLP is unable or unwilling to make such selection, by other tax counsel selected by the Company and reasonably acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Code section 280G(b)(4)(A), or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Code section 280G(b)(4)(B), in excess of the "Base Amount" as defined in Code section 280G(b)(3) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and

    (B)
    the value of any non-cash benefits or any deferred payment or benefit shall be determined by a certified public accountant selected by Ropes & Gray LLP and reasonably acceptable to the Executive, or in the event that Ropes & Gray LLP is unable or unwilling to make such selection, such selection shall be made by such other certified public accountant as is selected by the Company and is reasonably acceptable to the Executive, in accordance with the principles of Code section 280G(d)(3) and (4).

          (iii)  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined (the "Reduced Excise Tax"), an amount (the "Gross-Up Repayment") equal to the sum of (A) the difference of the Excise Tax Payment and the Reduced Excise Tax plus (B) an amount representing the difference between (1) the amount paid by the Company to the Executive to "gross up" the Executive for taxes on payments made by the Company to the Executive in respect of the Excise Tax and (2) the amount which should have been paid to the Executive by the Company to "gross up" the Executive for taxes on payments made by the Company to the Executive in respect of the Reduced Excise Tax; provided, however, that in no event shall the Gross-Up Repayment exceed the actual aggregate cash refunds of, or cash reductions in, taxes paid by the Executive by virtue of paying the Gross-Up Repayment; and provided, further, that if such refunds or reductions are realized from time to time, the Executive shall make a repayment to the Company at the time of each such realization equal to the excess of the Gross-Up Repayment due after giving effect to such realization over the Gross-Up Repayment due immediately prior to giving effect to such realization. The Executive shall (1) take such actions with respect to taxes and tax returns as the Company may from time to time reasonably request in order to obtain such refunds and reductions, including, without limitation, by taking reasonable positions on tax returns and filing amended tax returns, (2) provide the Company with copies of all tax returns filed by the Executive which reflect such refunds or reductions or are otherwise reasonably requested by the Company in order to determine the Executive's compliance with the immediately preceding clause (1), (3) permit the Company to participate in any proceedings relating to such refunds and reductions and (4) take all such other actions as may be reasonably requested by the Company from time to time in connection with the realization of such refunds or reductions, including, without limitation, borrowing money from the Company (on terms and conditions reasonably satisfactory to the Executive and the Company, including, without limitation, having the Company make the Executive whole, on an after-tax basis, for any interest costs) so that the payments made from time to time by the Executive to the Company hereunder maximize (to the extent reasonably possible) such refunds and reductions, the aggregate amount of such payments by the Executive not to exceed the Gross-Up Repayment (computed without regard to the provisos to the first sentence of this Section 5(h)(iii)); provided, however, that the Company shall bear and directly pay, or shall promptly reimburse the Executive for, all costs and expenses (including any additional penalties and interest) incurred by the Executive in connection with any actions taken or omitted by the Executive in accordance with instructions from the Company pursuant to this sentence, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including any additional penalties and interest) imposed as a result of the Company's payment of such costs and expenses. In the event that the Excise Tax is subsequently determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which could not be determined at the time of the Excise Tax Payment), the Company shall make an additional Excise Tax Payment in respect of such excess (together with any interest or penalties payable by the Executive with respect to such excess) at the time that the amount of such excess if finally determined, plus any additional taxes resulting from the payment to the Executive by the Company for such excess and the interest and penalties thereon. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Benefits.

          (iv)  As used herein, any reference to "Ropes & Gray LLP" shall include any successor firm thereto.

           (v)  The Executive shall give the Company written notice of any determination by the Executive, or any claim by any taxing authority, that he owes Excise Tax on any Severance Benefit. Such notice shall be given as soon as practicable but no later than ten (10) business days after the Executive makes such determination or is informed of such claim, and shall, to the extent the Executive has or may reasonably obtain such information, apprise the Company of the amount of such Excise Tax and the date on which it is required to be paid. If the Company gives the Executive written notice at least thirty (30) days prior to the due date for payment of such Excise Tax, or within ten (10) business days of having received the foregoing notice from the Executive (whichever is later), that it disagrees with or wishes to contest the amount of the Excise Tax, the Company and the Executive shall consult with each other and their respective tax advisors regarding the amount and payment of any Excise Tax. In the event there is a contest with any taxing authority regarding the amount of the Excise Tax, the Company shall bear and pay directly all costs and expenses (including additional interest, penalties and legal fees) incurred in connection with any such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, to the extent not otherwise paid hereunder, on (x) the Excise Tax Payment (including any interest and penalties with respect thereto) and (y) the Company's payment of the Executive's costs and expenses hereunder.

6.    Confidential Information; Non-Solicitation; Non-Competition.

        (a)   The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period and for a period of five years thereafter, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process or as may be reasonably determined by the Executive to the extent necessary to enforce his rights hereunder or otherwise against the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

        (b)   The Executive shall not, at any time during the Employment Period and for a period of three years thereafter, (i) engage or become economically interested as an owner (other than as an owner of less than 5% of the stock of a publicly owned company), stockholder, lender, provider (directly or indirectly, including, without limitation, by a gift of funds) of financing, partner, director, officer, employee, consultant or otherwise in any Competitive Business (as defined below) conducted in any Competitive Market Area (as defined below) or (ii) recruit, solicit for employment, hire or engage any employee of the Company or any person who was an employee of the Company within two (2) years prior to the date of termination (provided that this clause (ii) shall not apply to any person who acted as a personal assistant to Executive). As used herein, the term "Competitive Business" shall mean any business: (1) that is competitive with any business (A) which was conducted by the Company or any of its affiliated companies during the Employment Period or on the date of termination of Executive's employment hereunder or (B) which, on the date of such termination or during the twelve months immediately preceding such termination, the Company or any of its affiliated companies was actively investigating with a view to conducting or was actively pursuing a plan to conduct; and (2) from which the Company and such affiliated companies derive (or reasonably expect to derive) annual revenues of not less than $1,000,000. As used herein, the term "Competitive Market Area" shall mean any geographic market area (1) if the Company or any of its affiliated companies conducted business in such geographic market area during the Employment Period or on the date of termination of Executive's employment hereunder, or (2) if, on the date of such termination or during the twelve months immediately preceding such termination, the Company or any of its affiliated companies was actively investigating with a view to conducting business in such geographic market area or was actively pursuing a plan to conduct business in such geographic market area. The Executive acknowledges that these provisions (I) have been specifically bargained for by the Company and are supported by separate and specific consideration provided to him by the Company and (II) are necessary for the Company's protection and are not unreasonable, since he would be able to obtain employment with companies whose businesses are not competitive with those of the Company and its affiliated companies and would be able to recruit and hire personnel other than employees of the Company. The duration and the scope of these restrictions on the Executive's activities are divisible, so that if any provision of this paragraph is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid.

        (c)   The Executive and the Company agree that the covenants set forth in Section 6(b) hereof are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. The Executive agrees that any breach of the covenants contained in this Section 6 would irreparably injure the Company. Accordingly, the Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, withhold payment of any amounts due hereunder and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by the Executive.

7.    Enforceability.    If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable and any limitation on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be a part thereof. No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

8.    Legal Expenses.    The Company shall pay the Executive's reasonable fees for legal and tax advice and other related expenses associated with the negotiation and completion of this Agreement. The Company shall also pay the Executive's reasonable fees for legal and other related expenses associated with any disputes arising hereunder or under the agreements relating to Equity-Based Incentives referred to herein if a court of competent jurisdiction shall render a final judgement in favor of the

Executive on the issues in such dispute, from which there is no further right of appeal. If it shall be determined in such judicial adjudication that the Executive is successful on some of the issues in such dispute, but not all, then the Executive shall be entitled to receive a portion of such legal fees and other expenses as shall be appropriately prorated.

9.    Notices.    All notices which the Company is required or permitted to give to the Executive shall be given by registered or certified mail or overnight courier, with a receipt obtained, addressed to the Executive at the address referred to above, or at such other place as the Executive may from time to time designate in writing, or by personal delivery, and to counsel for the Executive as may be requested in writing by the Executive from time to time. All notices which the Executive is required or permitted to give to the Company shall be given by registered or certified mail or overnight courier, with a receipt obtained, addressed to the Company at the address set forth above, or at such other address as the Company may from time to time designate in writing, or by personal delivery, and to counsel for the Company as may be requested in writing by the Company. A notice will be deemed given upon the mailing thereof or delivery to an overnight courier for delivery the next business day, except for a notice of a change of address, which will not be effective until receipt.

10.    Waivers.    No waiver by either party of any breach or nonperformance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

11.    Headings; Other Language.    The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, as the context may require, the singular includes the plural and the singular, the masculine gender includes both male and female reference, the word "or" is used in the inclusive sense and the words "including," "includes," and "included" shall not be limiting.

12.    Counterparts.    This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one agreement.

13.    Agreement Complete; Amendments.    This Agreement, together with the instruments, agreements, plans, resolutions and other documents pursuant to which Equity-Based Incentives are held (now or in the future) by the Executive, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may not be amended, supplemented, canceled or discharged except by a written instrument executed by both of the parties hereto; provided, however, that the immediately foregoing provision shall not prohibit the termination of rights and obligations under this Agreement which termination is made in accordance with the terms of this Agreement.

14.    Benefit and Binding Nature/Nonassignability.    This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the respective parties hereto. This Agreement and the rights and obligations hereunder are personal to the Company and the Executive and are not assignable or transferable to any other person, firm or corporation without the consent of the other party, except as contemplated hereby; provided, however, in the event of the merger or consolidation of the Company, whether or not the Company is the surviving or resulting corporation, the transfer of all or substantially all of the assets of the Company, or the voluntary or involuntary dissolution of the Company, then the surviving or resulting corporation or the transferee or transferees of the Company's assets shall be bound by this Agreement and the Company shall take all actions necessary to insure that such corporation, transferee or transferees are bound by the provisions of this Agreement; and provided, further, this Agreement shall inure to the benefit of the Executive's estate, heirs, executors, administrators, personal and legal representatives, distributees, devisees, and legatees. Notwithstanding the foregoing provisions of this Section 14, the Company shall not be required to take all actions necessary to insure that a transferee or transferees of the Company's assets are bound by the provisions of this Agreement and such transferee or transferees of the Company's shall not be bound by the obligations of the Company under this Agreement if the Company shall have (a) paid to the Executive or made provision satisfactory to the Executive for payment to him of all amounts which are or may become payable to him hereunder in accordance with the terms hereof and (b) made provision satisfactory to the Executive for the continuance of all benefits required to be provided to him in accordance with the terms hereof.

15.    Governing Law.    This Agreement will be governed and construed in accordance with the law of Pennsylvania applicable to agreements made and to be performed entirely within such state, without giving effect to the conflicts of laws principles thereof.

16.    Subsidiaries.    As used herein, the term "Subsidiaries" shall mean all corporations a majority of the capital stock of which entitling the holder thereof to vote is owned by the Company or a Subsidiary.

17.    Interpretation.    The Company and the Executive each acknowledge and agree that this Agreement has been reviewed and negotiated by such party and its or his counsel, who have contributed to its revision, and the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

KEY ENERGY SERVICES, INC.
By
/s/ DAVID J. BREAZZANO
Title: Chairman, Compensation Committee
/s/ FRANCIS D. JOHN FRANCIS D. JOHN

SCHEDULE A

Company Paid Coverages

1.	Life Insurance
$20,000,000 of term insurance payable to beneficiaries designated by the Executive
2.	Business Travel Accident Insurance
Death and dismemberment benefits up to $10,000,000 with twenty-four hour business and pleasure travel coverage.
3.	Medical and Dental Coverage
Comprehensive medical and dental coverage, including an annual physical, pursuant to which all medical and dental expenses incurred by the Executive, his spouse and his children will be reimbursed by Company-provided insurance, or in the absence of insurance coverage, directly by the Company.
4.	Director and Officer Liability Insurance
Minimum coverage of at least $50 million.

A-1

SCHEDULE B

Definition of "Change in Control"

        The occurrence of any of the following shall constitute a "Change in Control" of the Company:

          (a)   If any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as from time to time in effect (the "Exchange Act"), or any successor provision), other than the Company, becomes the beneficial owner directly or indirectly of more than twenty-five percent (25%) of the outstanding Common Stock of the Company, determined in accordance with Rule 13d-3 under the Exchange Act (or any successor provision), or otherwise becomes entitled to vote more than twenty-five percent (25%) of the voting power entitled to be cast at elections for directors ("Voting Power") of the Company;

          (b)   If the Company is subject to the reporting requirements of Section 13 or 15(d) (or any successor provision) of the Exchange Act, and any person (as defined in Section 3(a)(9) of the Exchange Act, or any successor provision), other than the Company, purchases shares pursuant to a tender offer or exchange offer to acquire Common Stock of the Company (or securities convertible into or exchangeable for or exercisable for Common Stock) for cash, securities or any other consideration, if after consummation of the offer, the person in question is the beneficial owner, directly or indirectly, of more than twenty-five percent (25%) of the outstanding Common Stock of the Company, determined in accordance with Rule 13d-3 under the Exchange Act (or any successor provision);

          (c)   If the stockholders or the Board of Directors of the Company (the "Board") approve any consolidation or merger of the Company (i) in which the Company is not the continuing or surviving corporation unless such merger is with a subsidiary of the Company (a "Subsidiary") at least eighty percent (80%) of the Voting Power of which is held by the Company or (ii) pursuant to which the holders of the Company's shares of Common Stock immediately prior to such merger or consolidation would not be the holders immediately after such merger or consolidation of at least a majority of the Voting Power of the Company;

          (d)   The stockholders or the Board shall have approved any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

          (e)   Upon the election of one or more new directors of the Company, a majority of the directors holding office, including the newly elected directors, were not nominated as candidates by a majority of the directors in office immediately before such election.

        As used in this definition of "Change in Control", "Common Stock" means the Common Stock, or if changed, the capital stock of the Company as it shall be constituted from time to time entitling the holders thereof to share generally in the distribution of all assets available for distribution to the Company's stockholders after the distribution to any holders of capital stock with preferential rights.

B-1

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THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
RECITALS
AGREEMENT
SCHEDULE A
SCHEDULE B